Exhibit 21.1 MAGNOLIA OIL & GAS CORPORATION Subsidiaries Company Jurisdiction of Organization Magnolia Oil & Gas Parent LLC Delaware Magnolia Oil & Gas Intermediate LLC Delaware Magnolia Oil & Gas Operating LLC Delaware Magnolia Oil & Gas Finance Corp. Delaware MGY Louisiana LLC Delaware Highlander Oil & Gas LLC Delaware Highlander Oil & Gas Asset LLC Delaware